UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2014

Rackspace Hosting, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-34143

Delaware	74-3016523
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1 Fanatical Place
City of Windcrest
San Antonio, Texas 78218
(Address of principal executive offices, including zip code)

(210) 312-4000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 13, 2014, Taylor Rhodes was appointed as President of Rackspace Hosting, Inc., (the “Company”). Prior to his appointment as President, Mr. Rhodes acted as the Chief Customer Officer from September 2013 and prior to that, was the Senior Vice President and Managing Director of Rackspace International from December 2011 to September 2013. Mr. Rhodes also acted in other leadership positions at Rackspace since joining the company in July 2007, including leading the sales and support organization which focused on large enterprises. Before joining Rackspace, Mr. Rhodes worked at EDS in a series of leadership roles, managing end-to-end relationships with large global customers. In addition, Mr. Rhodes is a former U.S. Marine Corps infantry officer and holds an MBA degree from The University of North Carolina at Chapel Hill.

As part of the appointment to President, Mr. Rhodes and the Company entered into an employment agreement (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Rhodes' base compensation was set at $500k per year, with a target bonus amount under the Company's non-equity incentive plan of 80% of his base compensation. In addition, Mr. Rhodes is expected to receive equity awards pursuant to the Company's 2007 Amended and Restated Long-Term Incentive Plan, which will have a total accounting value as of the date of grant of approximately $3,000,000, subject to final approval by the Compensation Committee. The Employment Agreement also contains a non-competition provision for a one year period following termination of employment.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

99.1 Press Release of Rackspace Hosting, Inc., dated January 13, 2014, announcing the appointment of Taylor Rhodes as President.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rackspace Hosting, Inc.
Date:	January 13, 2014	By:	/s/ Alan Schoenbaum
Alan Schoenbaum
Senior Vice President, General Counsel and Secretary